ARISTAR, INC.

                                       and

                      FIRST UNION NATIONAL BANK, as Trustee




                             Senior Debt Securities

                                    Indenture




                           Dated as of October 1, 1997

         INDENTURE, dated as of October 1, 1997 (the "Indenture"), between ARISTAR, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 8900 Grand Oak Circle, Tampa, Florida 33637-1050, and FIRST UNION NATIONAL BANK, a national banking association, as Trustee (herein called the "Trustee").

                             RECITALS OF THE COMPANY

         The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other obligations for money so borrowed (herein called the"Securities"), to be issued in one or more series as in this Indenture provided.

         All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done.

                   NOW, THEREFORE, THIS INDENTURE WITNESSETH:

         For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

Paragraph A. INCORPORATION BY REFERENCE

         Articles I through XIV of the Aristar, Inc. Standard Multiple-Series Indenture Provisions dated as of October 1, 1997 (herein called the "Standard Provisions"), a copy of which is attached hereto as Annex "A", are hereby incorporated herein by reference with the same force and effect as though fully set out herein.

Paragraph B. ADDITIONAL PROVISIONS

         1. Section 202 of the Standard Provisions is hereby amended by deleting the words "[full name of Trustee]" and inserting the words "First Union National Bank".

         2. Section 105, subsection (2), of the Standard Provisions is hereby amended by deleting the words "the address of its principal office specified in the first paragraph of this instrument" and inserting the words "1201 Third Avenue, Suite 1500, Seattle, Washington 98101, Attention: Marangal I. Domingo, with a copy to the same address, Attention: Executive Vice President and Assistant Secretary,".

         3. Section 403, subsection (4), of the Standard Provisions is hereby amended to delete clause (C) thereof. Thus, Section 403, subsection (4), shall read as follows:


304537.3

                           (4) with respect to subsection 1(A) above, the Company shall have delivered to the Trustee (A) a ruling directed to the Company and the Trustee received from the United States Internal Revenue Service to the effect that the Holders of the Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this
                  Section 403 and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (B) an Opinion of Counsel to the same effect as the ruling described in clause (A) above and based upon a change in law.

         4. Section 612 is hereby amended by deleting the phrase "substantially all the corporate business of the Trustee," and inserting the phrase "substantially all of the bond administration portion of the corporate trust business of the Trustee,".

         5. The following provision, which constitutes part of this Indenture, is numbered to conform with the format of the Standard
Provisions.

                           Section 615. Corporate Trust Office. At the date of this Indenture, the Corporate Trust Office of the Trustee is located at 40 Broad Street, 5th Floor, New York, New York 10004.



304537.3

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                     ARISTAR, INC.



                                By  /s/ Marangal I. Domingo
                                    Senior Vice President

[SEAL]

Attest:


 /s/ Fay L. Chapman
 Assistant Secretary


                                     FIRST UNION NATIONAL BANK, as Trustee


                                     By  /s/ Brandon Dvorak
                                         Title:  Authorized Signatory

[SEAL]

Attest:


/s/ Kevin M. Dobrava
Title:  Authorized Signatory




304537.3

STATE OF WASHINGTON                         )
                                            )  ss.:
COUNTY OF KING                              )

     On the 7th day of October, 1997, before me personally came Marangal I. Domingo, to me known, who, being by me duly sworn, did depose and say that he is Senior Vice President of ARISTAR, INC., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal;that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                                                      /s/ Kourandy Oung
                                                      Notary Public

                                                      [NOTARY SEAL]




304537.3

STATE OF FLORIDA                            )
                                            ) ss.:
COUNTY OF DUVAL                             )

     On the 6th day of October, 1997, before me personally came Brandon Dvorak, to me known, who, being by me duly sworn, did depose and say that he is Trust Officer of FIRST UNION NATIONAL BANK, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                                                      /s/ Sherry L. Wilson
                                                      Notary Public

                                                      [NOTARY SEAL]

304537.3